Ex. 99.28(n)(1)(iii)

Amendment to JNL Investors Series Trust Multiple Class Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), to its Multiple Class Plan (the “Plan”).

Whereas, the Plan was adopted on September 25, 2017, by the Trust with respect to each of the Trust’s investment portfolios (each a “Fund”) as shown on Schedule A to the Plan, in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the dissolution of the JNL/PPM America Low Duration Bond Fund, effective December 3, 2020.

Whereas, pursuant to Board approval of the dissolution of the JNL/PPM America Low Duration Bond Fund, the Trust has agreed to amend the Plan, effective December 3, 2020, to remove the JNL/PPM America Low Duration Bond Fund from Schedule A.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated December 3, 2020, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of December 3, 2020.

JNL Investors Series Trust
By:	/s/ Kristen K. Leeman

Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A

Dated December 3, 2020

Investment Portfolios

Fund	Class
JNL Government Money Market Fund	Institutional Class
JNL Securities Lending Collateral Fund	Institutional Class

A-1